EXHIBIT 99.1

Repros Therapeutics(R) Provides Clinical Update for Androxal(R) Study in Men With Type 2 Diabetes

Company Expects to Conduct Interim Analysis This September; Statistically Significant Correlation Between Increasing Testosterone and Reducing HbA1c is Observed in Men Completing the 3 Month Study

THE WOODLANDS, Texas, May 2, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a progress update for its Phase 2 clinical study of Androxal® in hypogonadal men with type 2 diabetes. Many men with secondary hypogonadism are also type 2 diabetic. The Company noted that 66 subjects have been randomized into the trial that is being conducted at 19 clinical sites in the US. The Company intends to conduct an interim analysis per the trial protocol when 60 subjects complete the three-month study. Based on the current enrollment rate Repros believes the interim results will be available in September of this year and that the study will be fully enrolled at that time (120-150 subjects). Top line results for the full study should be available around year end 2011.

The study is designed to include secondary hypogonadal men, ages 20 to 80, who have been previously diagnosed with type 2 diabetes for at least 6 months, as defined by the American Diabetes Association criteria. The men must also have been receiving a stable dose of an oral hypoglycemic agent. The protocol calls for a three month treatment regimen. The study is designed to assess various factors indicative of glycemic control following the treatment with blinded placebo, 12.5 or 25 mg Androxal. Included in the assessment are changes from baseline to end of study in HbA1c (glycosylated hemoglobin) and fasting plasma glucose. HbA1c is assessed to determine the average plasma glucose concentration in an individual over a prolonged period of time and is useful in measuring the response of patients to various treatments for diabetes. Levels of HbA1c ≥ 6.5% are considered indicative of poor glycemic control and used to determine whether an individual has diabetes. Men in the Androxal study were to have levels of HbA1c > 7.0% at baseline.

To date, 19 men have completed the three month active dosing period. The average age of men that have completed the study is 60.6 (min=40, max=76). Though the study is still blinded a statistically significant correlation (p=0.01) between increasing testosterone and reductions in HbA1c has emerged. Changes in morning testosterone from baseline have been observed in the range of an increase of 366 ng/dl to a reduction of -11 ng/dl. At the same time changes in HbA1c have been observed from a favorable reduction of -1.5% measured HbA1c to an increase of 2.3%. Higher levels of testosterone improvement correlated to greater reductions in HbA1c in the men that have completed the study.

Joseph S. Podolski, President and CEO of Repros, commented, "Though the study is still blinded, these initial correlations are interesting to say the least, and may shed new light on the relationship of diabetes to hypogonadism." Studies of testosterone replacement therapy in diabetic men conducted by others have shown no statistical difference comparing testosterone treatment to placebo when assessing impact on HbA1c levels after treatment. Trials completed by Repros have shown that unlike testosterone replacement therapy Androxal stimulates normal production of the male hormone by the testes. In retrospective analyses of those completed studies, Androxal exhibited a favorable, statistically significant impact on fasting plasma glucose compared to placebo and topical testosterone. Meanwhile, topical testosterone was no different than placebo. In those completed Repros trials, there was a highly statistically significant improvement in testosterone levels in the Androxal arms compared to placebo and baseline. Men in the placebo arms did not exhibit a statistically significant improvement in testosterone levels over baseline.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the reliability of preliminary data and interim results, the risks associated with developing new products and conducting clinical trials, the costs and risks involved in the regulatory review process and obtaining approval of new drugs, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer